                                                                   EXHIBIT 10.41
December 23, 1997

Mr. Terry Ashwill
29 Windsor Ridge
Frisco, Texas 75034


Dear Terry:

Effective as of December 12, 1997, Perot Systems Corporation ("PSC") and you hereby agree to the following: (i) the purchase by PSC of 120,000 restricted shares (the "Restricted Shares") of PSC's Class A Common Stock, par value $.01 per share (the "Common Stock"), owned by you, (ii) the issuance to you of options to purchase 120,000 shares of Common Stock and (iii) the amendment of the vesting schedule and certain other terms of the existing stock option agreement (the "Existing Agreement") dated January 28, 1997, between PSC and you. These transactions are being be consummated on the following terms and conditions:

1. Perot Systems hereby purchases from you the Restricted Shares for $481,364.39 (the "Purchase Price"), which represents the price you paid for the shares plus 8% interest from the date of purchase. The Purchase Price will be paid by (i) issuing a check to you within 14 days of the execution by you of this letter agreement in the amount of $6,875 and (ii) offsetting against the Purchase Price the current principal balance and accrued interest on the following notes (collectively, the "Notes"):

         (a) Promissory Note dated January 28, 1997 in the principal amount of $187,500 made by you in favor of PSC

         (b) Bridge Note dated January 28, 1997 in the principal amount of $187,500 made by you in favor of PSC

         (c) Promissory Note dated February 14, 1997 in the principal amount of $37,500 made by you in favor of PSC

         (d) Bridge Note dated February 14, 1997 in the principal amount of $37,500 made by you in favor of PSC.

         As a result of these transactions, the Notes will be deemed paid in full and, as soon as practicable following the consummation of these transactions, will be so marked and returned to you.

2. You will execute a stock power or endorse your certificate in blank, as requested by PSC, to effect the transfer of the Restricted Shares to the Company.

3. The vesting schedule set forth as Attachment A to the Existing Agreement is hereby amended to read in its entirety as set forth on
         Exhibit 1. Section 3(d) of the Existing Agreement is hereby amended in its entirety to read as follows:

Mr. Terry Ashwill

December 23, 1997
Page 2

         (d) Shares of Purchased Stock may not be sold or otherwise transferred without the written consent of the underwriters of the initial underwritten public offering of Common Stock registered under the Securities Act, for the longer of (i) six months after the Common Stock is listed on a registered national securities exchange or approved for quotation in the NASDAQ system and (ii) for the same period, and under the same conditions, as the Underwriters request from the top five executive officers of Perot Systems (as designated by the Chief Executive Officer of Perot Systems) as a group.

4. PSC will issue you options to purchase 120,000 shares of Common Stock under PSC's 1991 Stock Option Plan pursuant to a Stock Option Agreement in the form of Exhibit 2. A Prospectus relating to the 1991 Stock Option Plan is included in this package for your benefit.

5. Each of the Restricted Stock Agreements and Pledge Agreements dated January 28, 1997 and February 14, 1997 between PSC and you will be of no further force and effect upon the consummation of the transactions contemplated by this letter agreement.

6. PSC makes no representations or warranties to you in connection with the repurchase of the Restricted Shares.

If you agree with the foregoing, please sign both copies of this letter in the space provided below and return them to me at your earliest convenience.

Sincerely yours,

PEROT SYSTEMS CORPORATION

By:  /s/ PETER A. ALTABEF
   -----------------------
         Peter A. Altabef
         General Counsel

ACCEPTED AND AGREED:

   /s/ TERRY M. ASHWILL
--------------------------
     Terry M. Ashwill
--------------------------
    December 29, 1997
--------------------------
          Date

                                                                       Exhibit 1

                                    AMENDED

                                  ATTACHMENT A

                                       TO

                             STOCK OPTION AGREEMENT

                                      FOR

                                TERRY M. ASHWILL



1.       Purchase Price:                                    $3.75 per Share.

2.       Expiration Date:                                   January 29, 2008
                                                  unless earlier terminated
                                                  under Section 2(a) or 2(d).

3.       Vesting Schedule:

                 Vesting Dates                                    Number of
                 Dates Certain                                  Options Vesting
                 -------------                                  ----------------
                 January 28, 1998                                      40,000
                 January 28, 1999                                      40,000
                 January 29, 2000                                      40,000
                 January 28, 2001                                      40,000
                 January 28, 2002                                      40,000
                 January 28, 2003                                      30,000
                                                                       ------

                                  Total                               230,000
                                                                      =======

                                                                       Exhibit 2

                           Perot Systems Corporation
                             1991 Stock Option Plan

                             STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of December 12, 1997, is by and between Perot Systems Corporation ("Perot Systems"), a Delaware corporation, and Terry M. Ashwill ("Participant").

                                  WITNESSETH:

WHEREAS, Perot Systems has adopted the Perot Systems Corporation 1991 Stock Option Plan (the "Plan") to enable employees of Perot Systems and its majority-owned subsidiaries to acquire shares of Class A common stock, $0.01 par value, of Perot Systems ("Common Stock") in accordance with the provisions of the Plan; and

WHEREAS, the Committee of the Board of Directors of Perot Systems appointed to administer the Plan (the "Committee") has selected Participant to participate in the Plan and has determined to grant Participant the right and option to purchase shares of Common Stock in accordance with the terms and conditions of this Agreement, provided, that if any change is made in the shares of Common Stock (including, but not limited to, by stock dividend, stock split, or merger or consolidation, but not including the issuance of additional shares for consideration), the Board of Directors or the Committee, will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be optioned and sold under the Plan and the number and kind of shares (which may consist of shares of a surviving corporation to a merger) and purchase price per share of shares subject to outstanding Stock Option Agreements under the Plan as the Board of Directors or the Committee determines are equitable to preserve the respective rights of the Participants under the Plan.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and other terms and conditions set forth in this Agreement, Perot Systems and Participant agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the meanings indicated:

         (a) "Company" means Perot Systems and its majority-owned subsidiaries.

         (b) "Confidential Information" means all written, machine-reproducible, oral and visual data, information and material, including but not limited to business, financial and technical information, computer programs, documents and records (including those that Participant develops in the scope of his or her employment) that (i) the Company or any of its customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company or any of its customers or suppliers or any of their business activities, products or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by Perot Systems for unrestricted public disclosure.

         (c) "Expiration Date" means the date and time as of which the Option expires, which is the earlier of (i) the close of business on the date one year after the entire Option has Vested or (ii) the date and time as of which all rights to exercise the Option are terminated under Section 2(d).

         (d) "Market Value" of a share of Purchased Stock on a given date means (i) if the Purchased Stock is Publicly Traded, the closing sale price for Purchased Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available, or (ii) if the Purchased Stock is not Publicly Traded, its fair market value, as determined in good faith by the Board of Directors, as of the most recent Valuation Date on or before such date.

         (e) "Net Investment Proceeds," with respect to any share of Purchased Stock sold or otherwise transferred by Participant or Participant's successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the Option for such share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) any reasonable and customary commission paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.

         (f) "Option" means the right and option evidenced by this Agreement.

         (g) "Publicly Traded" means Purchased Stock has been listed on a registered national securities exchange or approved for quotation in the National Association of Securities Dealers Automated Quotation ("NASDAQ") system.

         (h) "Purchased Stock" means any Common Stock purchased upon the exercise of this Option, together with any successor security, property or cash issued or distributed by Perot Systems or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, liquidation, recapitalization or otherwise.

         (i) "Termination for Substantial Misconduct" means termination of employment for a felony conviction of the Participant; actions involving moral turpitude, theft, or dishonesty in a material matter; breach of any obligation under Section 5 of this Stock Option Agreement; or failure by Participant to carry out the directions, instructions, policies, rules, regulations, or decisions of the Board of Directors of

                 Perot Systems including, without limitation, those relating to business ethics and the ethical conduct of the business of the Company.

         (j) "Transfer" or "transfer" or derivations thereof includes any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

         (k) "Valuation Date" means each June 30 and December 31 of every year, beginning on January 1, 1991, and any other date as of which the Board of Directors determines the Market Value of Purchased Stock.

         (l) "Vesting" or "vesting" or derivations thereof with respect to any Option issued under this Agreement, means receiving the right to exercise the Option.

         (m) "Vesting Period" means the period of time commencing on the date of this Agreement and ending on the date on which the entire Option has Vested.

2.       Grant of Option; Purchase of Stock.

         (a) Subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement, Perot Systems hereby grants to Participant, and Participant hereby accepts from Perot Systems, the option to purchase from Perot Systems the number of shares of Common Stock specified on Attachment A hereto, at the purchase price so specified, which option will Vest in Participant in accordance with the Vesting Schedule set forth on Attachment A hereto. The Option shall only continue to Vest only for as long as Participant is an employee of Company, unless the Committee, in its sole discretion, agrees in writing otherwise. Participant will have the right to exercise the Vested Option and purchase Common Stock after the Option Vests as provided in Section 2(d) below.

         (b) The purchase price of shares as to which the Option is exercised must be paid to Perot Systems at the time of the exercise either in cash or in such other consideration as the Committee may approve having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and such other consideration.

         (c) The Committee may elect to assist Participant in satisfying an obligation to pay or withhold taxes required as a result of the exercise of this Option by accepting shares of Purchased Stock at Market Value to satisfy the tax obligation. The shares of Purchased Stock accepted may be either shares withheld upon the exercise of this Option or other shares already owned by Participant. In determining whether to approve acceptance of Purchased Stock to satisfy such a tax obligation, the Committee may consider whether the shares proposed to be delivered are subject to any holding period or other restrictions on transfer and may waive or arrange for the waiver of any such restrictions.

         (d) The Option is only exercisable as to Vested Options. Once Vested, the Option may be exercised until the Expiration Date, provided, however, (i) if the Participant ceases to be an employee for any reason other than death, the Option may be exercised only for sixty days after the date of cessation of employment, and in any case no later than the Expiration Date, and (ii) if the Participant ceases to be an Employee because of death of the Participant, the Option may be exercised by the Participant's estate only for two years after the Participant's Death and in any case no later than the Expiration Date.

3. Restrictions on Transfer. The following restrictions on transfer apply unless the Committee otherwise agrees in writing or unless the transfer is by will or the laws of descent and distribution upon Participant's death:

         (a) The Option may not be sold or otherwise transferred and is exercisable only by Participant during Participant's lifetime.

         (b) One-half of the shares of Purchased Stock purchased on any day may not be sold or otherwise transferred for two years after purchase.

         (c) Shares of Purchased Stock may not be sold or otherwise transferred unless the holder has given Perot Systems any notice required under Section 4(a) and Perot Systems has waived in writing any right it has to buy back the shares under Section 4(a).

         (d) Shares of Purchased Stock may not be sold or otherwise transferred without the written consent of the underwriters of the initial underwritten public offering of Common Stock registered under the Securities Act, for the longer of (i) six months after the Common Stock is listed on a registered national securities exchange or approved for quotation in the NASDAQ system and (ii) for the same period, and under the same conditions, as the underwriters request from the top five executive officers of Perot Systems (as designated by the Chief Executive Officer of Perot Systems) as a group.

         Perot Systems is not obligated to recognize any purported sale or other transfer of the Option or any Purchased Stock in violation of this Section 3 and, unless it elects to do otherwise, may treat any such purported sale or transfer as null, void, and of no effect.

4.       Rights to Buy Back Purchased Stock and to Require Payback of Certain
         Profits.

         (a) At any time before the Purchased Stock is Publicly Traded, if Participant or any subsequent holder of shares of Purchased Stock desires or is obligated to sell or otherwise transfer any such shares (including any distribution to heirs or other beneficiaries of Participant's estate), the holder is required to give Perot Systems written notice of the proposed sale or transfer, including notice of the proposed purchaser or transferee, and, for a period of 30 days after receipt of such notice, Perot Systems will have the right to buy back such shares for cash at a purchase price equal to the price per share paid by Participant for the shares plus simple interest on such amount at the rate of 8% per annum from the date of payment by Participant to the date of tender of payment by Perot Systems is set forth in Section 4(c) below.

         (b) If the Committee discovers that Participant has engaged in any conduct prohibited by Section 5 or if Participant ceases to be employed by the Company and the Committee, in its sole discretion, determines that Participant's cessation of employment resulted from a Termination for Substantial Misconduct or would have resulted in a Termination for Substantial Misconduct had the relevant facts been known at the time of Participant's cessation of employment, Perot Systems will have the right for 150 days after the Committee discovers the relevant facts to cancel any unexercised Option, whether or not Vested, and to buy back from Participant any shares of Purchased Stock then owned by Participant, at a purchase price equal to the price per share paid by Participant for the shares plus simple interest on such amount at the rate of 8% per annum from the date of payment by Participant to the date of tender of payment by Perot Systems as set forth in Section 4(c) below, and the right to require Participant to pay back to Perot Systems in cash the Net Investment Proceeds with respect to any shares of Purchased Stock that have been sold or otherwise transferred by Participant.

         (c) Whenever Perot Systems has a right to buy back shares of Purchased Stock or to require Participant to pay back to Perot Systems Participant's Net Investment Proceeds with respect to any shares of Purchased Stock under this Section 4, Perot Systems may exercise its right by notifying Participant or the subsequent holder of Perot Systems' election to exercise its right within the designated exercise period. In the case of a buyback under Section 4(a) or Section 4(b), the giving of such notice will give rise to an obligation on the part of Participant or the subsequent holder to tender to Perot Systems, within 10 days, any previously issued certificate representing shares of Purchased Stock to be bought back, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer. If any such certificate is not tendered within 10 days, Perot Systems may cancel any outstanding certificate representing shares to be bought back. Perot Systems is required to tender the purchase price for shares to be bought back under this Section 4 within 20 days of giving notice of its election to exercise its right to buy back shares. If the person from whom the shares are to be bought back has not complied with an obligation to return a certificate representing shares to be bought back, however, Perot Systems is not required to tender the purchase price until 20 days after the certificate is returned or 20 days after it cancels the certificate, whichever occurs first.

5. Competition and Non-Disclosure. Participant acknowledges that: (i) in the course and as a result of employment with the Company, Participant will obtain special training and knowledge and will come in contact with the Company's current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company; (ii) the Company is continuously developing or receiving Confidential Information, and that during Participant's employment he or she will receive Confidential Information from the Company, its customers and suppliers and special training related to the Company's business methodologies; and (iii) Participant's employment by Company creates a relationship of trust that extends to all Confidential Information that becomes known to Participant. Accordingly, and in consideration of Perot Systems' granting this Option to Participant, Participant agrees that Perot Systems will be entitled to terminate all rights to exercise the Option and to exercise the rights specified in Section 4 above if Participant does any of the following without the prior written consent of the Company:

         (a)     while employed by the Company or within one year thereafter:

                 (i) competes with, or engages in any business that is competitive with, the Company within 250 miles of any location at which Participant was employed by or provided services to the Company;

                 (ii) solicits or performs services, as an employee, independent contractor, or otherwise, for any person (including any affiliates or subsidiaries of that person) that is or was a customer or prospect of the Company during the two years before Participant's employment with the Company ended if Participant solicited business from or performed services for that customer or prospect while employed by Company or

                 (iii) recruits, hires, or helps anyone to recruit or hire anyone who was an employee of Perot Systems, or of any of its customers for whom Participant performed services of from whom Participant solicited business, within the six months before Participant's employment with the Company ended; or

         (b) discloses or uses any Confidential Information, except in connection with the good faith performance of Participant's duties as an employee; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; or fails, upon Perot Systems' request, to execute and comply with a third party's agreement to protect its confidential and proprietary information, or solicits or induces the unauthorized disclosure or use of Confidential Information.

         If any court of competent jurisdiction finds any provision of this
         Section 5 to be unreasonable, then that provision shall be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable.

6. Compliance with Securities Laws, Participant hereby agrees that upon demand by Perot Systems, any person exercising this Option, at the time of such exercise, will deliver to Perot Systems a written representation to the effect that the shares of Purchased Stock being acquired are being acquired for investment and not with a view to any resale or distribution thereof. Participant further agrees that neither Participant nor any successor in interest of Participant will sell or otherwise transfer the Option or any shares of Purchased Stock in any way that might result in a violation of any federal or state securities laws or regulations. Participant further acknowledges and agrees that Perot Systems may require Participant or any subsequent holder of the Option or of any shares of Purchased Stock to provide Perot Systems, prior to any sale or other transfer, with such other representations, commitments, and opinions regarding compliance with applicable securities laws and regulations as Perot Systems may deem necessary or advisable.

7. Stock Certificates: Rights as Shareholder. Perot Systems will retain for safekeeping all certificates representing shares of Purchased Stock. Each such certificate will bear such legends as the Committee determines are necessary or appropriate. Whether or not certificates representing shares of Purchased Stock have been issued or delivered, Participant will have all the rights of a shareholder of Purchased Stock, including voting, dividend and distribution rights, with respect to shares of Purchased Stock owned by Participant. Participant will not have any rights as a shareholder with respect to any shares of Purchased Stock subject to the Option before the date of issuance to Participant of shares upon exercise of the Option.

8. Income Tax Withholding. Participant shall, upon request by the Company, reimburse the Company for, or the Company may withhold from sums or property otherwise due or payable to Participant, any amounts the Company is required to remit to applicable taxing authorities as income tax withholding with respect to the Option or any Purchased Stock. If shares of Purchased Stock are withheld for such purpose, they will be withheld at Market Value. If Participant fails to reimburse the Company for any such amount when requested, the Company has the right to recover that amount by selling or canceling sufficient shares of any Purchased Stock held by Participant.

9. Compliance with Plan. Participant acknowledges receipt of a copy of the Plan and further acknowledges that this Agreement is entered into, and the Option is granted, pursuant to the Plan. If the provisions of the Plan are inconsistent with the provisions of this Agreement, the provisions of the Plan supersede the provisions of this Agreement.

10. Notices. Any notice to Perot Systems or the Company that is required or permitted by this Agreement shall be addressed to the attention of the Secretary of Perot Systems at its principal office. Any notice to Participant that is required or permitted by this Agreement shall be addressed to Participant at the most recent address for Participant reflected in the appropriate records of the Company. Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective. Whenever this Agreement requires or permits any notice from one party to another, the notice must be in writing to be effective and, if mailed, shall be deemed to have been given on the third business day after the same is enclosed in an envelope, addressed to the party to be notified at the appropriate address, properly stamped, sealed, and deposited in the United States mail, and, if mailed to the Company, by certified mail, return receipt requested.

11. Remedies. Perot Systems is entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and otherwise equitable relief to enforce the provisions of this Agreement. Any action to enforce the provisions of, or other relating to, this Agreement may be brought in the state or federal courts having jurisdiction in Dallas, Dallas County, Texas. By signing this Agreement, Participant consents to the personal jurisdiction of such courts in any such action.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. However, Participant does not have the power or right to assign this Agreement without the prior written consent of Perot Systems.

13. Attorneys' Fees. If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

14. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected.

15. Headings. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the choice of law rules in such law.

17. Entire Agreement. This Agreement, together with the Plan and any procedure adopted by the Committee thereunder, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Participant and a duly authorized representative of Perot Systems have executed this Agreement as of the date first above written.

PARTICIPANT                              PEROT SYSTEMS CORPORATION

By:
   ---------------------------           ---------------------------------
           Signature                      Title:  Chairman of the Board



------------------------------
      Printed Name

                               CONSENT OF SPOUSE

As the spouse of Participant, I consent to be bound by this Stock Option Agreement and agree that this consent shall be binding on my interest under this Agreement and on my heirs, legatees, and assigns.



                                        --------------------------------
                                        Signature


                                        --------------------------------
                                        Printed Name

                                  ATTACHMENT A

                                       TO

                             STOCK OPTION AGREEMENT

                                      FOR

                                TERRY M. ASHWILL


1.       Purchase Price:                           $6.75 per Share.

2.       Expiration Date:                        January 28, 2008, unless
                                                  earlier terminated under
                                                  Section 2(a) or 2(d)

3.       Vesting Schedule:

                 Vesting Dates                             Number of
                 Dates Certain                           Options Vesting
                 -------------                           ---------------
                 January 28, 2004                             30,000
                 January 28, 2005                             30,000
                 January 28, 2006                             30,000
                 January 28, 2007                             30,000
                                                              ------

                     TOTAL                                   120,000
                                                             =======
